Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-166651, No. 333-159031, No. 333-149932, and No. 333-143094) and on Form S-3 (No. 333-164282) of Cavium Networks, Inc. of our report dated March 22, 2011, except as to Note 23(b) which is as at April 2, 2011, with respect to the consolidated balance sheets of Wavesat Inc. (the “Company”) as at December 31, 2010 and 2009 and the related consolidated statements of operations and deficit and cash flows for the years then ended, which report appears in the Form 8-K/A of Cavium Networks, Inc. dated April 8, 2011. Our report contains a going concern emphasis of matter paragraph that states that the existence of material uncertainties raise substantial doubt about the Company’s ability to continue as a going concern, and a subsequent event emphasis of matter paragraph that states that events and transactions have occurred subsequent to year-end, such as: obtaining creditor protection from the Court on January 20, 2011; selling most of the Company’s property and equipment and intangible assets on January 25, 2011; laying off a substantial number of its employees on March 3, 2011 with the remaining employees hired by the same company that acquired the property and equipment; following the expiration of the extended stay period, the Court assigned the Company into bankruptcy on April 2, 2011. The Monitor was directed by the Court to call a meeting of all creditors on April 21, 2011 and to orderly liquidate the remaining assets of the Company. The impact of these events on the Company could be severe.

/s/ KPMG LLP

Chartered Accountants

Montréal, Canada

April 8, 2011